POOL CORPORATION DECLARES QUARTERLY CASH DIVIDEND
_____________________

COVINGTON, LA (March 2, 2015) Pool Corporation (NASDAQ/GSM: POOL) announced today that its Board of Directors declared a quarterly cash dividend of $0.22 per share. The dividend will be payable on March 26, 2015 to holders of record on March 12, 2015.

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOLCORP operates 328 sales centers in North America, Europe, South America and Australia through which it distributes more than 160,000 national brand and private label products to more than 100,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

CONTACT:
Craig K. Hubbard
Investor Relations
985.801.5117
craig.hubbard@poolcorp.com